UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 2, 2013

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Texas	001-14206	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On May 2, 2013, in response to concerns raised by a shareholder advisory service, El Paso Electric Company (the “Company”) and Mr. Thomas V. Shockley, III, the Company’s Chief Executive Officer, entered into an amendment to Mr. Shockley’s employment agreement.  Pursuant to the amendment, Mr. Shockley will only be eligible for severance benefits in connection with a change of control if, upon or following the change of control, Mr. Shockley’s employment is terminated by the Company without “Cause” or by Mr. Shockley for “Good Reason.”  “Cause” is defined to include the willful failure of Mr. Shockley to perform his duties under the agreement or engaging in illegal conduct or misconduct that is materially injurious to the Company.  “Good Reason” is defined to include (i) Mr. Shockley not being Chief Executive Officer of the acquiring or combined company or being required to report to a corporate officer or employee instead of reporting directly to the Board of Directors of the acquiring or combined company; (ii) any failure by the Company to comply with the terms of the agreement; (iii) a requirement that Mr. Shockley be based at any office or location located more than 50 miles from the Company’s office or location in effect prior to the change of control; and (iv) any failure of a successor to the Company to assume the agreement.  The foregoing description is qualified in its entirety by the text of the amendment, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)

Exhibit No.	Description
10.1	Amendment No. 1 dated May 2, 2013 to Employment Agreement by and between El Paso Electric Company and Thomas V. Shockley, III.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2013

EL PASO ELECTRIC COMPANY (Registrant)

By:	/s/ Mary E. Kipp
Name:	Mary E. Kipp
Title:	Senior Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 1 dated May 2, 2013 to Employment Agreement by and between El Paso Electric Company and Thomas V. Shockley, III.